Execution Version
BOARD ELECTION AGREEMENT
THIS BOARD ELECTION AGREEMENT (this “Agreement”) is entered into by and between Blue Bird Corporation, a Delaware corporation (the “Company”), and Groupe Autobus Girardin Ltée, a Canadian federal corporation (“GAG”), effective as of the Closing.
WHEREAS, the Company and GAG are parties to that certain Purchase Agreement dated as of [●], 2026, by and among the AG 2014 Trust, the SG 2014 Trust, the DG 2014 Trust, GAG, Girardin Minibus JV 2 Inc., GAG, in the capacity of Sellers’ Rep, the Company, Blue Bird Body Company, MB Callco Inc., MB Exchangeco Inc., and Blue Bird Body Company, in the capacity of Buyer Group Rep (the “Purchase Agreement”); and
WHEREAS, the Company desires to elect the Nominee (as defined below) to the Company’s Board of Directors (the “Board”), and Nominee desires to serve on the Board, all in accordance with the terms and conditions set forth herein and in the Purchase Agreement; and
WHEREAS, the Company has agreed to permit GAG to designate a person as Nominee, all in accordance with the terms and conditions set forth herein and in the Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
2.Nominee. From and after the Closing and until the provisions of this Section 2 cease to be effective and subject to the terms and conditions of this Agreement, GAG shall have the right to designate a person, exclusively from the list set forth in Schedule I hereto, to be appointed or nominated, as the case may be, for election to the Board (the “Nominee”), who shall initially be Steve Girardin.
3.Background Check; Questionnaire. It shall be a condition precedent to the performance of any obligation of the Company, the Board or any committee of the Board hereunder (including under Sections 4(a), (b) and (c)) that Nominee (other than Steve Girardin with respect to his initial nomination by GAG) undergo a background check of customary scope for a candidate for the board of directors of a stock market listed company in the United States (which background check may include criminal history, identity verification, employment/education verification and credit reports), and, in any event, a background check similar to those historically performed by the Company for new Board candidates; and that such background check not reveal any information concerning Nominee that, in the reasonable, good faith judgment of the Board, results in the Nominee being unsuitable for service as a director of a stock market listed company in the United States. Such background check shall be performed by one or more independent companies that regularly provide background check services, at the Company’s expense. Nominee shall cooperate in any such background check, including by executing any consents or releases needed to complete the background check. It shall also be a condition precedent to the performance of any obligation of the Company, the Board or any committee of the Board hereunder that Nominee complete and sign a customary director and officer questionnaire (which director and officer questionnaire will be no more onerous than the director and officer questionnaire provided to other non-executive directors of the Board), and that the completed questionnaire not reveal any information that, in the reasonable, good faith judgment of the Board, results in the Nominee being unsuitable for service on the Board specifically or as a director of a stock market listed company in the United States generally.
4.Board Election.
(a)At the Closing, subject to the satisfaction of the conditions precedent set forth in Section 3, the Board shall elect Steve Girardin to the Board as a Class IIII director with a term expiring at the annual stockholder meeting in 2029 (and, if required by the Board’s governance documents or otherwise deemed advisable, the Corporate Governance and Nominating Committee (the “Committee”) shall recommend the Nominee to the Board for election as a Class III director).
(b)If prior to the termination of this Agreement, a vacancy occurs because of the death, disability that results in the Nominee’s inability to fully perform the duties of a Board member, disqualification, or removal of the Nominee, GAG shall be entitled to designate another individual from Schedule I as successor Nominee in accordance with this Agreement, subject to the satisfaction of the conditions precedent set forth in Section 3, to fill the vacancy with such successor Nominee.
(c)If prior to the termination of this Agreement, the Nominee is not nominated or elected to the Board because of the Nominee’s death, disability that results in the Nominee’s inability to fully perform the duties of a Board member, or disqualification due to a failure of a condition precedent set forth in Section 3, GAG shall be entitled to designate promptly another individual from Schedule I as Nominee and the director position for which the Nominee was nominated shall not be filled pending such designation.
5.Company Obligations. If prior to the termination of this Agreement, a vacancy occurs because of the death, disability that results in the Nominee’s inability to fully perform the duties of a Board member, or removal of the Nominee, then the Board, or any committee thereof, shall not fill such vacancy until the earliest to occur of: (a) GAG has designated another individual from Schedule I as successor Nominee and the Board has filled the vacancy and appointed such successor Nominee; (b) GAG fails to designate a successor Nominee within 30 Business Days after receiving notification of the vacancy from the Company; and (c) GAG has specifically waived its right under Section 4(b). At Closing, the parties agree that the Nominee will enter into the customary form of indemnification agreement entered into by the Company’s other non-executive directors.
6.Cause. Without limiting Section 3, the following are circumstances that the Board and Committee may determine preclude Nominee’s election: (a) Nominee’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of, or entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime involving moral turpitude, or conviction in any proceeding that precludes him from serving on the Board under the securities laws; (b) the misappropriation of any funds or property of the Company, or any customer or supplier thereof, by the Nominee; or (c) any Seller’s failure to materially comply with the terms of a Transaction Agreement, after notice and, if applicable, a reasonable opportunity to cure.
7.Voting Agreement. During Nominee’s service on the Board, GAG agrees on behalf of itself, and on behalf of any trusts or other persons controlled by GAG that have the power to vote voting securities of the Company (“GAG Affiliates”), that GAG and GAG Affiliates will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all Company voting securities beneficially owned by them in accordance with the Board’s recommendations with respect to: (a) each election of directors, any removal of directors and any replacement of directors; (b) the ratification of the appointment of the Company’s independent registered public accounting firm; and (c) any other proposal to be submitted to the stockholders of the Company by the Company or recommended for adoption by the Company or the Board.
8.Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles); and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such Person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.
9.Termination. This Agreement shall terminate in its entirety immediately prior to the Company’s annual stockholder meeting in 2029; provided, however, Section 7 shall terminate on the date that is 90 days following the date on which the Nominee ceases Board service with no successor for any reason (if prior to the Company’s annual stockholder meeting in 2029).
10.Notices. All notices and other communications required or permitted hereunder shall be in writing and may be delivered as set forth in the Purchase Agreement.
11.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
12.Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by either party without the prior written consent of the other party. Any attempt without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this

Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Company may require that any Affiliate of GAG who is a permitted transferee of voting securities of the Company proposed to be transferred by GAG agree in writing to be bound by the applicable terms and conditions hereof.
13.Entire Agreement. This Agreement and the Purchase Agreement, together with all attachments and exhibits hereto and thereto, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.
14.Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
15.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission (including PDF) shall be effective as delivery of a manually executed signature page to this Agreement.
16.Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement; provided, however, that none of the Company, Board or Committee shall be obligated to undertake any proxy solicitation costs with respect to an election of directors, other than the normal costs of proxy statement and proxy card preparation, printing, filing, mailing and the normal costs of holding a stockholder meeting. Without limitation, none of the Company, Board or Committee shall be obligated to engage a proxy solicitor.
17.Amendment. This Agreement may only be amended by the written consent of the parties to this Agreement at the time of such amendment.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each party executed and delivered this Agreement as of the dates set forth below.

COMPANY:	BLUE BIRD CORPORATION By: ______________________________________
Name: Title:

GAG:	GROUPE AUTOBUS GIRARDIN LTÉE By: ______________________________________
Name: Title:

Signature Page to Board Election Agreement

SCHEDULE I

NOMINEE CANDIDATES

1.Steve Girardin
2.Dave Girardin
Signature Page to Board Election Agreement